Exhibit 99.1

Zogenix Reports Fourth Quarter and Full Year

2010 Financial Results

- Provides 2011 Top-line Guidance -

Conference Call and Webcast Today, March 3rd, at 4:30 p.m. EST

SUMAVEL® DosePro™ 2010 Adoption Highlights

•	Fourth quarter 2010 net product revenue up 27% over third quarter 2010

•	More than 35,200 SUMAVEL DosePro prescriptions were filled from launch through December 31, 2010, representing approximately 248,200 units*

•

35% of over 7,500 SUMAVEL DosePro prescribers had not written for needle-based injectable sumatriptan during 2010 demonstrating appeal of SUMAVEL DosePro beyond traditional users of sumatriptan injection

•	Refill rate for SUMAVEL DosePro at the end of June was 21% and has grown to just under 34% through end of December

•	35% of patients are using SUMAVEL DosePro as part of dual-therapy treatment program

Recent and Upcoming Milestones

•	Completed enrollment of ZX002 Phase 3 safety and efficacy trials - potential to be first FDA approved single-entity, oral controlled-release hydrocodone product

•	E.U. marketing authorizations of SUMAVEL DosePro obtained by European commercialization partner Desitin Pharmaceuticals GmbH

•	Positive SUMAVEL DosePro Phase 4 results on patient satisfaction and other endpoints presented at AAN in April

•	ZX002 top-line Phase 3 efficacy results expected in the third quarter 2011

SAN DIEGO, Calif., March 3, 2011 — Zogenix, Inc. (NASDAQ: ZGNX), a pharmaceutical company commercializing and developing products for the treatment of central nervous system disorders and pain, today reported financial results for the fourth quarter and full-year ended December 31, 2010.

Zogenix launched SUMAVEL® DosePro™ (sumatriptan injection) Needle-free Delivery System in the United States in January 2010, for the acute treatment of migraine and cluster headache with its co-promotion partner Astellas Pharma US, Inc. SUMAVEL DosePro offers fast-acting, easy-to-use, needle-free subcutaneous administration of sumatriptan in a pre-filled, single-use delivery system. The combination of these unique product attributes allows physicians to prescribe SUMAVEL DosePro to address important unmet needs of many migraine sufferers.

Total revenue for the fourth quarter and full-year 2010 was $8.8 million and $23.4 million, respectively, and consisted of net product revenue and contract revenue. Net product revenue for SUMAVEL DosePro for the fourth quarter 2010 was $7.2 million, an increase of 27% from the third quarter 2010. For the full-year 2010, net product revenue was $19.1 million.

Roger Hawley, chief executive officer of Zogenix, stated, “In the first year of launch, SUMAVEL DosePro gained significant traction in the U.S. migraine market, where 50% of patients are dissatisfied with current treatments. SUMAVEL DosePro is being prescribed for patients new to the triptan market and for patients on dual triptan therapy, providing them with treatment options for different types of attacks. SUMAVEL DosePro is being used as a treatment alternative for patients who require fast onset of pain relief during migraine attacks as well as by those who do not adequately respond to oral triptans for more challenging migraine attacks that are very painful, disabling and disruptive to their lives and careers.”

Fourth Quarter and Full-Year 2010 Financial Results

Total revenue for the fourth quarter and full-year 2010 was $8.8 million and $23.4 million, respectively, and consisted of net product revenue and contract revenue. Zogenix began recognizing product revenue related to SUMAVEL DosePro upon the U.S. commercial launch in January 2010. As such, no product revenue was generated in the year ended December 31, 2009.

Net product revenue on sales of SUMAVEL DosePro for the fourth quarter 2010 was $7.2 million, up 27% from $5.7 million in the third quarter 2010. Net product revenue for the full-year was $19.1 million, consisting of $18.7 million in SUMAVEL DosePro prescriptions dispensed to patients in the U.S. and $0.4 million in sales to Zogenix’s E.U. commercialization partner Desitin.

Contract revenue for the fourth quarter and full-year 2010 was $1.6 million and $4.4 million, respectively, reflecting the amortization of license and milestone payments received from Astellas.

Cost of sales for the fourth quarter 2010 was $4.6 million compared to $2.9 million in the third quarter 2010. Gross margin was 36% in fourth quarter 2010, compared to 49% in the third quarter. For the full year 2010, cost of sales was $12.8 million and gross margin was 33%. Cost of sales and gross margin for the fourth quarter and full-year 2010 reflect manufacturing capacity established to allow further growth with minimal additional investment.

Royalty expense for the fourth quarter and full-year 2010 were $0.2 million and $0.8 million, respectively.

Research and development expenses for the fourth quarter 2010 were $9.2 million, up 16% from $8.0 million in the third quarter 2010. Research and development expenses for the full-year 2010 were $28.6 million, compared to $21.4 million in the prior full-year. The increase in fourth quarter and full-year research and development expenses reflect the initiation of two concurrent and ongoing Phase 3 clinical trials for ZX002 in the first quarter of 2010; both of these trials are now fully enrolled.

Selling, general and administrative expenses for the fourth quarter 2010 were $13.3 million, up 6% from $12.5 million in the third quarter 2010. Selling, general and administrative expenses for the full-year 2010 were $51.3 million, compared to $14.1 million in the prior full-year. The increase in selling, general and administrative expenses in the fourth quarter and full-year 2010 are primarily related to commercial activity for

SUMAVEL DosePro, including service fee costs for promotional efforts provided by Astellas; cost of product samples and marketing programs; and costs associated with the Zogenix sales force.

Net loss for the fourth quarter 2010 was $2.1 million, or $0.17 per share, compared to a net loss of $22.1 million, or $16.00 per share, in the third quarter 2010. Net loss for the full-year 2010 was $73.6 million, or $17.63 per share, compared to a net loss of $45.9 million, or $40.97 per share in 2009.

In the fourth quarter 2010, Zogenix raised gross proceeds of $57.7 million in an initial public offering of 14.4 million shares. Cash and cash equivalents were $49.2 million as of December 31, 2010. Based on the current operating plan, Zogenix believes its cash and cash equivalents as of December 31, 2010, together with future product revenue and borrowings, will be sufficient to fund operations into the fourth quarter of 2011.

Ann Rhoads, chief financial officer of Zogenix, commented, “Following the completion of our initial public offering, we are focused on driving further growth of SUMAVEL DosePro and advancing ZX002 toward potential regulatory approval. We expect to announce top-line efficacy trial results in the third quarter of this year.”

ZX002 (Hydrocodone) Clinical Update

Zogenix has completed enrollment in the Phase 3 safety (Study 802) and efficacy (Study 801) trials of ZX002, a novel, oral capsule, single-entity, controlled release formulation of hydrocodone for the treatment of moderate to severe chronic pain in patients requiring around-the-clock opioid therapy for an extended period of time. Results from the Phase 3 efficacy trial are anticipated in the third quarter of 2011.

Pending positive Phase 3 clinical results, Zogenix expects to submit a new drug application (NDA) for ZX002 with the U.S. Food and Drug Administration (FDA) by early 2012. If approved, ZX002 has the potential to be the first oral controlled-release version of hydrocodone and also the first hydrocodone product that is not combined with another analgesic.

Stephen J. Farr, Ph.D., president and chief operating officer of Zogenix, said, “ZX002 does not contain acetaminophen, which can cause liver toxicity at high doses over time, and may address the FDA and the public’s safety concerns surrounding acetaminophen-containing prescription pain products. Clinical studies of ZX002 to date have demonstrated a pharmacokinetic profile that supports twice-daily dosing. We believe ZX002 presents a beneficial treatment for patients using immediate-release hydrocodone combination products on a chronic basis, and an alternative for patients already using extended-release opioids for the management of their moderate to severe pain.”

2011 Financial Guidance

For the full-year 2011, the Company anticipates total revenue in the range of $46 million to $52 million which includes $6 million of contract revenue from the Astellas co-promotion agreement.

Gross margin range is expected to be 50% to 60% for 2011, with first quarter margins near the low end of the range. Margin improvement is anticipated throughout the year, as volume increases.

Expenses for 2011 research and development are expected to be consistent with 2010 research and development expenses, with spending somewhat weighted to the first half of the year to complete the Phase 3 clinical trials of ZX002.

Actual financial results for the full-year 2011 could vary based upon many factors, including, but not limited to, the rate of growth of SUMAVEL DosePro sales and the actual cost of research and development activities.

Conference Call and Webcast

Zogenix will hold a conference call today, March 3, 2011 at 4:30 p.m. EST to discuss financial results and operational highlights for the fourth quarter and full-year ended December 31, 2010.

To participate, please dial 800-299-0433 (USA) or 617-801-9712 (International); participant passcode: 81672996. To access the live web cast please visit the Zogenix Investor Relations website at http://ir.zogenix.com.

A replay of the conference call will be available beginning March 3, 2011 at 8:30 p.m. ET (5:30 p.m. PT) and ending on April 3, 2011 by dialing 888-286-8010 (USA) or 617-801-6888 (International); passcode: 49748006. A replay of the webcast will also be available on the Zogenix Investor Relations website for one month, through April 3, 2011.

Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s commercial activities relating to SUMAVEL DosePro, prescription trends, the company’s financial status and performance, including 2011 financial guidance, the ZX002 development program, and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.

About Zogenix

Zogenix, Inc. (NASDAQ: ZGNX), with offices in San Diego and Emeryville, California, is a pharmaceutical company commercializing and developing products for the treatment of central nervous system disorders and pain. Zogenix’s first commercial product, SUMAVEL® DosePro™ (sumatriptan injection) Needle-free Delivery System, was launched in January 2010 for the acute treatment of migraine and cluster headache. Zogenix’s lead product candidate, ZX002, is a novel, oral, single-entity controlled-release formulation of hydrocodone currently in Phase 3 clinical trials for the treatment of moderate to severe chronic pain in patients requiring around-the-clock opioid therapy.

Forward Looking Statements

Zogenix cautions you that statements included in this press release and the conference call that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the company’s current beliefs and expectations. These forward-looking statements include statements regarding: the ability to successfully commercialize SUMAVEL DosePro and its expected sales growth; financial guidance for 2011; the timing of the release of results from the Phase 3 trials for ZX002 and Phase IV trial for Sumavel DosePro; the potential for, and timing of, an NDA submission for ZX002; the potential for ZX002 to be the first approved oral, single-entity controlled release formulation of hydrocodone; and the amount of future research and development expenditures. The inclusion of forward-looking statements should not be regarded as a representation by Zogenix that any of its plans will be achieved. Actual results may differ from those set forth in this presentation due to the risk and uncertainties inherent in Zogenix’s business, including, without limitation: the market potential for migraine treatments, and Zogenix’s ability to compete within that market; inadequate therapeutic efficacy or unexpected adverse side effects relating to SUMAVEL DosePro that could prevent its ongoing commercialization, or that could result in recalls or product liability claims; Zogenix’s dependence on its collaboration with Astellas Pharma US, Inc. to promote SUMAVEL DosePro; the impact of any inability to raise sufficient capital to fund ongoing operations; the ability of Zogenix to ensure adequate and continued supply of SUMAVEL DosePro to successfully meet anticipated market demand; the progress and timing of Zogenix’s clinical trials; the potential that earlier clinical trials may not be predictive of future results; the potential for ZX002 to receive regulatory approval on a timely basis or at all; the potential for adverse safety findings relating to ZX002 to delay or prevent regulatory approval or commercialization; the ability of Zogenix and its licensors to obtain, maintain and successfully enforce adequate patent and other intellectual property protection of its products and product candidates and the ability to operate its business without infringing the intellectual property rights of others; and other risks described in Zogenix’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Zogenix undertakes no obligation to revise or update this presentation to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

For additional information, please visit www.zogenix.com.

*	Wolters Kluwer Pharma Solutions, Source® PHAST Retail, January 2010 through December 2010

Zogenix(TM) and DosePro(TM) are trademarks of Zogenix, Inc.

SUMAVEL (R) is a registered trademark of Zogenix, Inc.

Zogenix, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Year Ended December 31
	2010	2009
	(unaudited)
Revenues:
Net product revenue	$19,069	$—
Contract revenue	4,373	—

Total revenues	23,442	—

Operating expenses:
Cost of sales	12,846	—
Royalty expense	843	—
Research and development	28,643	21,438
Selling, general & administrative	51,270	14,102

Total operating expenses	93,602	35,540

Loss from operations	(70,160)	(35,540)
Total other income (expense)	(3,394)	(10,349)

Loss before income taxes	(73,554)	(45,889)

Income tax	(10)	—

Net loss	$(73,564)	$(45,889)

Net loss per share, basic and diluted	$(17.63)	$(40.97)

Weighted average shares outstanding, basic and diluted	4,173	1,120

Zogenix, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31, 2010 (1)	June 30, 2010 (1)	September 30, 2010 (1)	December 31, 2010
Revenues:
Net product revenue	$1,902	$4,215	$5,711	$7,241
Contract revenue	542	920	1,348	1,563

Total revenues	2,444	5,135	7,059	8,804

Operating expenses:
Cost of sales	2,092	3,210	2,931	4,613
Royalty expense	71	310	217	245
Research and development	3,707	7,683	8,004	9,249
Selling, general & administrative	13,079	12,343	12,540	13,308

Total operating expenses	18,949	23,546	23,692	27,415

Loss from operations	(16,505)	(18,411)	(16,633)	(18,611)
Total other income (expense)	(4,961)	(9,428)	(5,491)	16,486

Loss before income taxes	(21,466)	(27,839)	(22,124)	(2,125)

Income tax	—	—	—	(10)

Net loss	$(21,466)	$(27,839)	$(22,124)	$(2,135)

Net loss per share, basic and diluted	$(16.69)	$(20.65)	$(16.00)	$(0.17)

Weighted average shares outstanding, basic and diluted	1,286	1,348	1,383	12,584

(1)	Certain prior quarter amounts have been reclassified to conform with current period presentation. In the fourth quarter of 2010, the Company changed its classification of manufacturing variances incurred in the production of sample product to selling, general and administrative expenses. These expenses were previously recorded under cost of sales. Accordingly, cost of sales has been increased by approximately $57,000 in the first quarter of 2010 and reduced by $584,000, $643,000, and $473,000 in the second quarter, third quarter, and fourth quarter of 2010, respectively. This reclassification does not have any effect on net loss for 2010, nor does it have any effect on prior years.

Zogenix, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,
	2010	2009
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$49,172	$44,911
Trade accounts receivable	4,474	—
Inventory	18,293	13,160
Prepaid expenses and other current assets	2,251	2,788

Total current assets	74,190	60,859
Property and equipment, net	15,434	12,991
Other assets	4,644	718

Total assets	$94,268	$74,568

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$5,580	$4,670
Accrued expenses	13,043	3,406
Revolving credit facility	3,449	—
Long-term debt, current portion	3,519	6,558
Deferred revenue	9,973	4,123

Total current liabilities	35,564	18,757
Long-term debt, less current portion	19,934	8,778
Deferred revenue, less current portion	9,376	14,877
Convertible preferred stock warrant	—	5,041
Other long-term liabilities	660	103
Series A and B convertible preferred stock	—	149,312

Total stockholders’ equity (deficit)	28,734	(122,300)

Total liabilities, convertible preferred stock and stockholders’ equity	$94,268	$74,568

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INVESTORS:

Sara Pellegrino | The Ruth Group

646.536.7002 | spellegrino@theruthgroup.com

MEDIA:

Jason Rando | The Ruth Group

646.536.7025 | jrando@theruthgroup.com